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                                                                    Exhibit 3.14

                            CERTIFICATE OF AMENDMENT
                                       TO
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                   ALTEON INC.

     It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is Alteon Inc.

     2. The Certificate of Incorporation of the Corporation was filed on October 22, 1986 under the name Geritech Inc. On December 7, 1990, a Restated Certificate of Incorporation was filed. Thereafter the Restated Certificate of Incorporation was amended by filing of amendments on August 29, 1991, which changed the name of the Corporation to Alteon Inc., June 14, 1993, August 3, 1995, April 23, 1997, two amendments on December 11, 1997, February 10, 1998, two amendments on May 8, 1998, two amendments on September 16, 1999, November 21, 2000, June 7, 2001, June 2, 2004, September 17, 2004, October 6, 2004 and
July 27, 2005. The Restated Certificate of Incorporation, as amended, is hereby further amended to change the authorized shares of the Corporation by deleting paragraph 4, Article FOURTH, and by substituting in lieu thereof the following new paragraph 4, Article FOURTH:

     "FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 301,993,329 shares. The Corporation is authorized to issue two classes of stock designated "Common Stock" and "Preferred Stock," respectively. The total number of shares of Common Stock authorized to be issued by the Corporation is 300,000,000 and each such share of Common Stock shall have a par value of $.01 per share. The total number of shares of Preferred Stock authorized to be issued by the Corporation is 1,993,329 and each such share shall have a par value of $.01 per share."

     3. The amendment of the Restated Certificate of Incorporation, as amended, herein certified has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

     Signed this 24th day of October, 2005.


                                        /s/ Kenneth I. Moch
                                        ----------------------------------------
                                        Kenneth I. Moch
                                        President and Chief Executive Officer